Ex-99.m(6)


                      THE VICTORY VARIABLE INSURANCE FUNDS

                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT



May 1, 2004



Executives:

This letter sets forth the agreement between The Victory Variable Insurance Funds (the "Trust"), on behalf of its series portfolios listed on Schedule B, as the parties may amend by mutual written agreement from time to time (each a "Fund"), and New York Life Insurance and Annuity Corporation (the "Company") concerning certain administrative services to be provided by the Company for the benefit of the Funds.

1. Introduction. The Trust is an open-end management investment company organized under the laws of the State of Delaware. The Trust issues shares of beneficial interest of each Fund ("Shares"). The Trust has agreed to sell Shares of each Fund to, and redeem Shares of each Fund from, the Company in accordance with the Participation Agreement, dated as of April 2, 2004, by and among the Trust, the Company, BISYS Fund Services Limited Partnership, and Victory Capital Management, Inc. ("Participation Agreement"). The Company intends to purchase Shares for the purpose of funding variable annuity contracts and variable life insurance policies that the Company may issue (collectively referred to herein as "Variable Contracts") through one or more of its separate accounts ("Separate Accounts"). The Shares of each Fund may be issued in multiple classes. In this agreement, the beneficial owners of the Variable Contracts are referred to as the "Contract Owners."

2. Administrative Services. Subject to the terms and conditions of this letter agreement ("Agreement"), the Company hereby agrees to provide the administrative services set forth in Schedule A hereto, as the parties may amend by mutual written agreement from time to time ("Services") to the Trust, with respect to each Fund. The parties acknowledge and agree that to the extent the Services provided hereunder overlap with the services the Trust has agreed to perform in accordance with Schedule C of the Participation Agreement, that this Agreement shall control, provided the Trust continues to make the payments required of it hereunder.

3. Administrative Expense Payments. In consideration of the Services provided by the Company, which the Trust believes will result in expense savings for the Trust and its Shareholders, the Trust, on behalf of each Fund, individually and not jointly, agrees to pay the Company a quarterly fee computed by multiplying the total average daily net assets of each class of Shares held by the Accounts during each quarter, by the annual rate shown in Schedule B hereto (as the parties may amend from time to time by mutual written agreement), and then multiplying the product by the actual number of days in the

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      period divided by 365. The fee shall be pro-rated in the event this
      Agreement is terminated prior to the end of` a quarter; it being understood and agreed to by the parties that notwithstanding any termination of this Agreement, the Trust shall remain liable to the Company for any amounts owed hereunder pursuant to the terms of Section 6 hereof.

      The Trust will calculate the quarterly fee payment as to any Fund contemplated by this Paragraph 3 at the end of each quarter and will pay the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by the Trust and such other supporting data as the Company may reasonably request.

4. Nature of Payments. The Trust and the Company recognize and agree that payments made by the Trust to the Company hereunder are to compensate the Company for providing the Services only. The amount of administrative expense payments made by the Trust to the Company pursuant to Paragraph 3 of this agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of the Trust.

 5. Term. This agreement shall become effective as of the date first above written and shall continue in effect until terminated in accordance with Paragraph 6 of this letter agreement; provided that a majority of the Trust's Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust (the "Independent Trustees") specifically approve this agreement at least annually.

6. Termination. This Agreement will terminate only upon written notice following: (i) failure of the Trust's Trustees to approve the Agreement in accordance with Paragraph 5; and (ii) termination or assignment of the Participation Agreement by and among the Company, the Trust and BISYS Fund Services Limited Partnership. Notwithstanding the termination of this agreement, the Trust will continue to pay the administrative expense payments required under Section 3 hereof as long as any Account owns Shares of a Fund and the Company continues to perform the Services. This Agreement may terminate immediately upon either party's determination (with the advice of counsel) that applicable law no longer permits the payment of the quarterly fee contemplated under this Agreement.

7.    Representations. The Company represents, warrants and agrees that:

      a) it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules and regulations applicable to the Services; and

      b) the Services it provides under this Agreement are not primarily intended to result in the sale of Fund Shares.

      The Trust represents, warrants and agrees that any payments made to the Company pursuant to this Agreement constitute compensation for legitimate services required by the Trust related to the Funds, consistent with the services rendered or the cost savings

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      resulting from the arrangement, and is not in any way intended to compensate any party for the purchase of Fund Shares.

8. Subcontractors. The Company may, with the consent of the Trust, contract with or establish relationships with other parties to provide the Services or other activities, if any, required of the Company by this Agreement, provided that the Company shall be fully responsible for the acts and omissions of such other parties.

9. Authority. This Agreement shall in no way limit the authority of the Trust to take any action it may deem appropriate or advisable in connection with all matters relating to the operations of the Trust and/or sale of its Shares.

10. Indemnification. The parties to this Agreement shall indemnify and hold harmless each other to the same degree and under the same conditions as provided for in the Participation Agreement to the extent those provisions apply to the party.

11. Miscellaneous. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. This Agreement may not be assigned (as that term is defined in the Investment Company Act of 1940) by any party without the prior written approval of the other party, which approval will not be unreasonably withheld. Except where specifically provided for in this Agreement, this Agreement, including Schedule A and Schedule B, constitutes the entire agreement between the Trust and the Company with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The Company agrees to notify the Trust promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

12. Notices. Any notices required to be sent hereunder shall be sent in accordance with the Participation Agreement.

13. Choice of Law. This letter agreement will be construed in accordance with the laws of the State of New York.

14. Board Approval. This Agreement has been approved by a vote of a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees.

15. Non-Exclusivity. The Trust and the Company may enter into other similar servicing agreements with any other person or persons.

16. Organization; Limitation of Liability. The names "The Victory Variable Insurance Funds" and the "Board of Trustees" refer respectively to the Trust created, and the Trustees, as trustees but not individually or personally, acting from time to time under a Certificate of Trust filed at the office of the Secretary of the State of Delaware on February 11, 1998, as amended as of October 5, 1998.


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      The obligations of "The Victory Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, agents or representatives of the Trust personally, but bind only the "Trust Property" (as defined in the Trust Instrument of the Trust), and all persons dealing with any class of Shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

If this Agreement reflects the Company's understanding, please sign below and return a signed copy to the Trust.

Very truly yours,


THE VICTORY VARIABLE INSURANCE FUNDS,
   on behalf of each Fund listed on
   Schedule B, individually and not jointly

/s/ Kathleen A. Dennis
----------------------
   Name:  Kathleen A. Dennis
          ------------------
   Title: President
          ---------


Acknowledged and Agreed:

New York Life Insurance and Annuity Corporation

/s/ John R. Meyer
----------------------
   Name: John R. Meyer
         -------------
   Title: Sr. V.P.
          -------

Attachment: Schedule A
            Schedule B

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                                   SCHEDULE A

                        ADMINISTRATIVE SERVICES PROVIDED
                                 WITH RESPECT TO
                      THE VICTORY VARIABLE INSURANCE FUNDS


Maintenance of Books and Records
--------------------------------

o Assist, as reasonably requested by the Trust, in maintaining book entry records on behalf of a Fund regarding issuance to, transfer within (via net purchase orders) and redemption by an Account of Fund Shares.

o Maintain general ledgers regarding each Account's holdings of Fund Shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Fund
---------------------------

o Serve as the designee of the Fund for receipt of purchase and redemption Share orders from each Account and to transmit such orders, and payment therefor, to the Fund.

o Coordinate with the Fund's agents respecting daily valuation of the Fund's Shares and an Account's units.

Purchase Orders
---------------

o Determine net amount available from the Company, on behalf of each Account, for investment in the Fund.

o Deposit receipts from the Company, on behalf of each Account, at the Fund's custodians (generally by wire transfer).

o Notify the custodians of the estimated amount required to pay any dividend or distribution to the Accounts or the Company.

o Purchase Shares of the Funds on behalf of each Account at the applicable price computed in accordance with the Participation Agreement.

Redemption Orders
-----------------

o Determine net amount of redemptions of Fund shares by the Company, on behalf of each Account

o Notify the custodian and Fund of cash required to meet redemption payments to the Company, on behalf of each Account.


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o  Redeem Shares of the Funds on behalf of each Account at the applicable price computed in accordance with the Participation Agreement.

o Participate in any action plan as may be mutually agreed upon in writing from time to time by the Trust and the Company to address market timing transactions in the Fund's Shares.

Processing Distributions from the Funds
---------------------------------------

o Process ordinary dividends and capital gains received on behalf of each Account.

o Reinvest the Fund's distributions on behalf of each Account, to the extent the Company continues to desire reinvestment.

Reports
-------

o Periodic information reporting to the Fund, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales or promotional materials and any other SEC filings with respect to the Accounts invested in the Fund.

Fund-related Contract Owner Services
------------------------------------

o Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

o Provide information regarding performance of the Fund and the related subaccount(s) of the Accounts.

o  Respond to inquiries from Contract Owners relating to Fund proxy statements.

Other Administrative Support
----------------------------

o Provide other administrative and legal compliance support for the Fund as mutually agreed upon in writing by the Company and the Trust, on behalf of the Fund, to the extent permitted or required under applicable statutes.


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                                   SCHEDULE B

                      THE VICTORY VARIABLE INSURANCE FUNDS

                             COMPENSATION UNDER THE
                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

      The Victory Variable Insurance Funds agrees to pay New York Life Insurance and Annuity Corporation a quarterly fee calculated as a percentage of the total average daily net assets of the relevant Fund and Class thereof held in the Accounts at the following annual rate:

Fund                                Class A
----                                -------

Diversified Stock Fund              0.25%